Exhibit 99.1

Sierra Bancorp Completes Private Placement of $50 Million of Subordinated Notes

Company Release – 9/24/2021

PORTERVILLE, Calif. (BUSINESS WIRE) -- Sierra Bancorp (Nasdaq: BSRR) (the “Company”), the holding company for Bank of the Sierra, today announced the completion of its private placement of $50 million in fixed-to-floating rate subordinated notes due 2031 (the “Notes”).

The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The Notes will bear interest at a fixed annual rate of 3.25% for the first five years and will reset quarterly thereafter to the then current three-month Secured Overnight Financing Rate (SOFR) plus 253.5 basis points. Kroll Bond Rating Agency assigned an investment grade rating of BBB- to the Notes. The subordinated notes are redeemable by the Company at its option, in whole or in part, on or after October 1, 2026.

The Company intends to use the net proceeds from the offering for general corporate purposes.

Keefe, Bruyette & Woods, A Stifel Company, served as sole placement agent for the Notes offering. Stuart | Moore | Staub served as legal counsel to the Company, and Squire Patton Boggs served as legal counsel to the placement agent.

This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, the Notes, nor shall there be any offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 44th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center, an SBA center and a dedicated loan production office in Roseville, California. In 2021, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5‑star rating from Bauer Financial.

Forward Looking Statements “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, and the general economic uncertainty caused by the COVID-19 pandemic, and government and societal responses thereto, the health of the national and local economies, the

Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10 K and Form 10 Q. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.

An explanation of the significance of ratings may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the subordinated notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. No report of any rating agency is incorporated by reference herein.

Mr. Kevin McPhaill – President & Chief Executive Officer

Phone: (559) 782‑4900 or (888) 454‑BANK

www.sierrabancorp.com

Category: Financial

Source: Sierra Bancorp